Exhibit 99.3

OMEGA COMMENCES TENDER OFFER AND
CONSENT SOLICITATION FOR ITS 7% SENIOR NOTES DUE 2016

Company Release – 03/05/2012 08:32

HUNT VALLEY, Md. (BUSINESS WIRE) – Omega Healthcare Investors, Inc. (NYSE: OHI) announced today that it has commenced a cash tender offer for any and all of its outstanding $175 million aggregate principal amount 7% senior notes due 2016, and a solicitation of consents to certain proposed amendments to the indenture governing the notes.  The proposed amendments would eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the notes.

The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on March 16, 2012, unless extended or earlier terminated.  The tender offer is scheduled to expire at 8:00 a.m., New York City time, on April 2, 2012, unless extended or earlier terminated.

Holders who validly tender their notes and provide their consents to the proposed amendments to the indenture governing the notes before 5:00 p.m., New York City time, on March 16, 2012, unless extended, will be eligible to receive $1,025.83 for each $1,000 principal amount of notes not validly withdrawn (which includes a consent payment of $30.00 per $1,000 principal amount of notes). During the consent solicitation period, holders may not tender their notes without delivering consents or deliver consents without tendering their notes. No consent payments will be made in respect of notes tendered after the expiration of the consent solicitation.

Holders who validly tender their notes after the expiration of the consent solicitation and before 8:00 a.m., New York City time, on April 2, 2012, unless extended, will be eligible to receive $995.83 for each $1,000 principal amount of notes not validly withdrawn.

Holders whose notes are purchased in the tender offer will also receive accrued and unpaid interest from the most recent interest payment date on the notes up to, but not including, the applicable payment date. Holders who validly tender their notes before the expiration of the consent solicitation will be eligible to receive payment on the initial payment date, which is expected to be on or about March 19, 2012.  Holders tendering after the expiration of the consent solicitation and prior to the expiration of the tender offer will be eligible to receive payment on the final payment date, which is expected to be on or about April 2, 2012.

Tendered notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on March 16, 2012, unless extended by the Company and except in certain limited circumstances. Any extension, delay, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions, including: (1) receipt of consents to the amendments of the indenture governing the notes from holders of a majority in principal amount of the outstanding notes and execution of a supplemental indenture effecting the proposed amendments, (2) a financing condition and (3) certain other customary conditions.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 5, 2012, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Omega has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch,  Liability Management, at (888) 292-0070 (US toll-free) and (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 5, 2012.

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The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2011, the Company owned or held mortgages on 432 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 50,160 licensed beds (48,030 available beds) located in 34 states and operated by 51 third-party healthcare operating companies.  In addition, the Company has seven facilities currently held for sale.
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

Omega Healthcare Investors, Inc.
Bob Stephenson, CFO, 410-427-1700